Exhibit 99.1

Contacts:

Investors:	Media:

Anna Marie Dunlap	Robert Jaffe
SVP Investor Relations	Pondel Wilkinson, Inc.
Corinthian Colleges, Inc.	310-279-5969
714-424-2678

CORINTHIAN COLLEGES REPORTS

FOURTH QUARTER & FISCAL YEAR 2009 RESULTS

Fourth Quarter Student Population Up 24.4% and

Operating Margin Grew from 1.5% to 10.8%

Santa Ana, CA, August 25, 2009 – Corinthian Colleges, Inc. (NASDAQ: COCO) reported financial results today for the fourth quarter and fiscal year ended June 30, 2009. The fourth quarter and fiscal year results exceeded our previous guidance range for start growth, revenue and earnings per share.

“Our strong fourth quarter and fiscal year results reflect the continued progress of our initiatives to improve the student experience and increase top and bottom line growth,” said Peter Waller, Corinthian’s chief executive officer. “We have successfully increased our student population for three consecutive years, and during fiscal 2009, the recession helped increase our growth momentum. The higher student population has resulted in improved leverage of facility and other fixed costs. Increased advertising effectiveness and lower media costs have improved efficiencies in marketing and admissions. Given all of these factors, our operating margin and cash flow increased substantially in fiscal 2009, and we expect continued improvement in the current fiscal year.”

“We believe our business strategy positions us for consistent, sustainable earnings growth,” Waller said. “In fiscal 2010 we expect our student population growth to be derived from several sources, including continued implementation of new programs, online enrollment, facility expansions, new branch campuses, and high school enrollment. In addition, we expect continued high unemployment to contribute to overall growth.”

“While the recession helps drive enrollment growth, it also creates challenges in terms of career placement and student loan repayment,” Waller added. “In fiscal 2010 we will continue to make substantial investments in both of these areas, to help graduates achieve their career goals and meet their financial obligations in a difficult economy.”

Comparing the fourth quarter of fiscal 2009 with the same quarter of the prior year (Data is for continuing operations only, unless otherwise noted. More detail is provided in the “Discontinued operations” section below and in the table which accompanies this release.):

•	Net revenue was $353.5 million versus $274.0 million, up 29.0%.

•	Total student population at June 30, 2009 was 86,088 versus 69,211 at June 30, 2008, an increase of 24.4%.

•	Total student starts were 29,188 versus 23,015, an increase of 26.8%.

•

Operating income was $38.0 million, compared with $4.0 million. Fourth quarter operating income includes an impairment and severance charge of $4.4 million (more detail is provided below, under the heading Q4 09 Financial Review).

•	Income from continuing operations (after tax) was $24.7 million, compared with $4.8 million. Net loss from discontinued operations was $1.5 million, versus $5.4 million.

•

Diluted earnings per share from continuing operations were $0.28 versus $0.06. The diluted loss per share from discontinued operations was $(0.02) versus $(0.07). Excluding impairment and severance charges, diluted earnings per share from continuing operations were $0.31 in Q4 09.

Comparing fiscal 2009 versus fiscal 2008:

•	Net revenue was $1.31 billion versus $1.07 billion, up 22.4%.

•	Operating income was $119.3 million compared with $44.8 million, up 166.3%.

•	Income from continuing operations was $71.1 million versus $32.9 million, up 116.1%.

•	Diluted earnings per share from continuing operations were $0.81 versus $0.39, up 107.7%.

Q4 09 Financial Review

Impairment, facility closing and severance charges – In the fourth quarter of fiscal 2009, we incurred impairment and severance charges of $4.4 million. Of that amount, approximately $2.5 million is related to an additional reserve taken on student loan receivables that we had expected to receive from the Title IV program. These receivables are associated with the two branch campuses of the Atlanta, Georgia campus. The Atlanta campus was closed in Q4 08. In addition, the company recorded severance charges of $1.9 million for the fourth quarter, primarily related to the restructuring of its WyoTech operations and other personnel changes.

Discontinued operations – This item includes WyoTech Oakland, the assets of which have been sold and the school closed; and the Everest campuses in Atlanta, Georgia and Everett and Lynwood, Washington, which have been taught out.

Educational services expenses were 56.0% of revenue in Q4 09 versus 61.1% in Q4 08. The decrease was mainly the result of a higher student population and the resulting leverage of compensation, facilities and other fixed expenses. Bad debt expense was 7.1% of revenue in Q4 09, below the previous guidance range of 7.5% – 8% and down from 9.1% in Q4 08.

Marketing and admissions expenses were 21.1% of revenue in Q4 09 versus 23.5% in Q4 08. The improvement was the result of lower advertising costs per start, higher lead quality, and increased admissions representative productivity.

General and administrative expenses were 10.9% of revenue in Q4 09 versus 11.6% in Q4 08.

Operating margin – As a result of the factors outlined above, our operating margin from continuing operations was 10.8% in Q4 09 versus 1.5% in Q4 08.

Cash flow from operations, including discontinued operations, was $198.7 million in fiscal 2009 versus $13.6 million in fiscal 2008. The increase in cash flow is primarily due to an increase in net income and the impact of improved financial aid packaging.

Capital expenditures were $49.5 million in fiscal 2009, compared with $54.9 million in fiscal 2008.

Guidance

Please note that the following guidance pertains solely to continuing operations, includes stock-based compensation expense and excludes any one-time charges.

Q1 10 – In Q1 10 we expect student start growth of 15% – 17% compared with Q1 09; revenue to range from $375 – $385 million; and diluted earnings per share to range from approximately $0.26 – $0.29.

Fiscal 2010 – In FY 10 we expect student start growth of approximately 10% – 12% compared with FY 09; revenue to range from $1.58 – $1.60 billion; and diluted earnings per share to range from $1.30 – $1.36.

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time), for the purpose of discussing our progress and outlook. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations) and www.streetevents.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. ET, Tuesday, September 1, 2009. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international), pass code 56973309.

About Corinthian Colleges

Corinthian Colleges is one of the largest post-secondary education companies in North America. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. More information can be found on Corinthian’s website at www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those pertaining to our expectations regarding (i) our business strategy enabling us to achieve sustainable growth in both good and bad economic times; (ii) our growth drivers in fiscal 2010; (iii) continued high unemployment contributing to growth; and (iv) the statements included under the heading “Guidance” above. Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; the uncertain future impact of the company’s new student information system; increased competition; the company’s effectiveness in its regulatory compliance efforts; the outcome of pending litigation against the company; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; potential higher bad debt expense or reduced revenue associated with requesting students to pay more of their educational expenses while in school; the potential inability or failure of the company to employ underwriting guidelines that will limit the risk of higher student loan defaults and higher bad debt expense; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate and the rates of change of each such item); and other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended June 30,		For the twelve months ended June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$353,513	$274,033	$1,307,825	$1,068,671
Operating expenses:
Educational services	197,838	167,353	753,707	625,481
General and administrative	38,670	31,738	135,747	114,938
Marketing and admissions	74,607	64,358	294,728	276,875
Impairment, facility closing, and severance charges	4,378	6,603	4,378	6,603

Total operating expenses	315,493	270,052	1,188,560	1,023,897

Income from operations	38,020	3,981	119,265	44,774

Interest income	(383)	(538)	(1,763)	(3,376)
Interest expense	524	281	2,715	1,793
Other (income) expense	(1,189)	(19)	1,170	(1,387)

Income before provision for income taxes	39,068	4,257	117,143	47,744
Provision (benefit) for income taxes	14,406	(507)	46,015	14,879

Income from continuing operations	24,662	4,764	71,128	32,865
Loss from discontinued operations, net of tax	(1,470)	(5,384)	(2,368)	(11,598)

Net income	$23,192	$(620)	$68,760	$21,267

Income per share - Basic:
Income from continuing operations	$0.28	$0.06	$0.82	$0.39
Loss from discontinued operations	(0.01)	(0.07)	(0.02)	(0.14)

Net income	$0.27	$(0.01)	$0.80	$0.25

Income per share - Diluted:
Income from continuing operations	$0.28	$0.06	$0.81	$0.39
Loss from discontinued operations	(0.02)	(0.07)	(0.02)	(0.14)

Net income	$0.26	$(0.01)	$0.79	$0.25

Weighted average number of common shares outstanding:
Basic	87,021	85,183	86,121	84,954
Diluted	88,257	86,107	87,517	86,013
Selected Consolidated Balance Sheet Data
			June 30, 2009	June 30, 2008
			(Unaudited)
Cash and cash equivalents			$160,276	$32,004
Receivables, net (including current and long term notes receivable)			107,446	132,125
Current assets			308,531	216,959
Total assets			798,871	695,966
Current liabilities			200,583	133,645
Long-term debt and capital leases (including current portion)			28,558	77,608
Total liabilities			281,203	273,944
Total stockholders’ equity			$517,668	$422,022